Parvin Decentralized Fund N-2

Exhibit 99.(a)(1)

CERTIFICATE OF TRUST OF

PARVIN DECENTRALIZED FUND

This Certificate of Trust of Parvin Decentralized Fund, a statutory trust (the “Trust”), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

FIRST: The name of the statutory trust formed hereby is Parvin Decentralized Fund.

SECOND: The address of the registered office of the Trust in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808, New Castle County. The name of the Trust’s registered agent at such address is Corporation Service Company.

THIRD: The Trust formed hereby is, or will become prior to or within 180 days following the first issuance of beneficial interests, an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH: The Trust is formed effective as of November 12, 2025.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of Parvin Decentralized Fund, has duly executed this Certificate of Trust as of the 12th day of November, 2025.

This Certificate of Trust of Parvin Decentralized Fund, a statutory trust (the “Trust”), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

/s/ J. Steven Smith
J. Steven Smith, Trustee